CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-8, International Rectifier Corporation 1997 Employee Stock Incentive Plan, of our report dated July 17, 1997 on our audits of the consolidated financial statements and the consolidated financial statement schedules of International Rectifier Corporation as of June 30, 1997 and 1996 and for the years ended June 30, 1997, 1996 and 1995 appearing in the Company's 1997 Annual Report on Form 10-K.


Coopers & Lybrand L.L.P.
/s/  Coopers & Lybrand L.L.P.
Los Angeles, California
February 17, 1998